Exhibit 10.3

Banzai International, Inc.

435 Ericksen Ave, Suite 250

Bainbridge Island, WA 98110

December 30, 2024

Vidello Limited

6 Brindles

RM112RU Hornchurch London

United Kingdom

Ladies and Gentlemen:

Re:	Agreements Regarding Closing

Reference is made to the Acquisition Agreement between Banzai International, Inc. (“ListCo”), Vidello Limited (“Company”) and the shareholders of the Company (collectively, “Company Shareholders”), entered into as of December 19, 2024 (the “Acquisition Agreement”). This Letter Agreement is intended to set forth certain agreements and understandings with respect to the closing of the transactions provided for in the Acquisition Agreement and hereby amends the Acquisition Agreement to reflect such agreements and understandings as follows:

1. Defined Terms. Each capitalized but undefined term used in this Letter Agreement will have the meaning given to it in the Acquisition Agreement.

2. Closing Consideration.

(a) Closing Consideration. The Parties agree that the Cash Consideration (and accordingly the Closing Consideration) shall be:

(i)	increased by an amount equal to the Cash and Cash Equivalents of the Company as of immediately prior to the Closing (“Closing Date Cash”);

(ii)	decreased by an amount equal to the Indebtedness of the Company as of immediately prior to the Closing (“Closing Date Debt”); and

(iii)	increased or decreased, as applicable, by the Closing Date Working Capital Adjustment Amount (which may be a positive or negative amount).

(b) Estimated Closing Consideration. An estimate of the Closing Date Cash (“Estimated Closing Date Cash”), Closing Date Debt (“Estimated Closing Date Debt”) and Closing Date Working Capital Adjustment Amount (“Estimated Closing Date Working Capital Adjustment Amount”), and correspondingly an estimate of the Closing Consideration (“Estimated Closing Consideration”) shall be memorialized in a separate instrument delivered at the Closing (including via a “flow of funds” or other customary closing statement).

(c) Closing Consideration Adjustments.

(i)	As promptly as practicable (but not later than ninety (90) days) following the Closing Date, ListCo shall prepare in accordance with the relevant definitions in this Agreement setting forth in reasonable detail, as of the Closing Date: (A) ListCo’s calculation of Closing Date Cash (“Preliminary Cash Determination”), Closing Date Debt (“Preliminary Debt Determination”) and Closing Date Working Capital (“Preliminary Working Capital Determination”), and, (B) based on such calculations, a calculation of the Closing Consideration (the “Preliminary Closing Consideration Determination” and, together with the Preliminary Cash Determination, Preliminary Debt Determination and Preliminary Working Capital Determination, the “Preliminary Closing Statement”); provided, however, that until such time as the calculation of said determinations are final and binding on the parties, ListCo and its accountants shall, upon reasonable notice and upon the Company Shareholders’ written request, make themselves available during normal business hours to discuss the Preliminary Closing Statement, and the Company Shareholders shall be provided copies of, and have access upon reasonable notice at all reasonable times during normal business hours to the work papers and supporting records of ListCo and its accountants so as to allow the Company Shareholders to become informed concerning all matters relating to the preparation of the Preliminary Closing Statement and the accounting procedures, methodologies, tests and approaches used in connection therewith.

(ii)	Following receipt of the Preliminary Closing Statement, if the Company Shareholders have any objections to such document as prepared by ListCo (a “Dispute”), the Company Shareholders shall deliver written notice to ListCo of such Dispute within thirty (30) days after the date of such receipt thereof. In the event that the Company Shareholders do not notify ListCo of a Dispute with respect to the Preliminary Closing Statement within such thirty (30)-day period, the Preliminary Cash Determination, Preliminary Debt Determination, Preliminary Working Capital Determination and Preliminary Closing Consideration Determination set forth therein shall be final and binding as the “Closing Date Cash”, “Closing Date Debt”, “Closing Date Working Capital” and “Closing Consideration,” respectively, for purposes of this Agreement. In the event the Company Shareholders deliver written notice of a such Dispute within such thirty (30)-day period, the parties shall negotiate in good faith to resolve such dispute. If the parties, notwithstanding such good faith effort, fail to resolve such Dispute within fifteen (15) days after the Company Shareholders provide written notice to ListCo of their objections, and such Dispute involves a dollar amount (i) of less than $7,500, then such Dispute shall be resolved in a final and binding manner by selecting the midpoint between the disputed amounts or (ii) equal to or in excess of $7,500, then the parties shall engage the Auditors to conduct a review of Company Shareholders’ objections to the Preliminary Cash Determination, Preliminary Debt Determination, Preliminary Working Capital Determination and Preliminary Closing Consideration Determination, as the case may be, as promptly as reasonably practicable (such review to be completed not later than thirty (30) days after the Auditors are requested to conduct such review) and, upon completion of such review, to deliver written notice to the parties setting forth the Auditors’ resolution of such objections and the resulting adjustments shall be deemed finally determined. The Auditors’ role in completing such review shall be limited to resolving such objections and determining the correct calculations to be used with respect to only the disputed portions of the Preliminary Closing Statement, and the Auditors may not assign a value to any disputed item greater than the greatest value for such disputed item claimed by the parties or less than the smallest value for such item claimed by the parties. In resolving such objections, the Auditors shall apply the provisions of this Agreement concerning determination of the amounts set forth in the Preliminary Closing Statement and the decision of the Auditors shall be solely based on (i) whether such item objected to was prepared in accordance with the guidelines set forth in this Agreement concerning determination of the amounts set forth therein or (ii) whether the item objected to contains a mathematical or clerical error. Preliminary Cash Determination, Preliminary Debt Determination, Preliminary Working Capital Determination and Preliminary Closing Consideration Determination as agreed by ListCo and the Company Shareholders or as determined by the Auditors, as the case may be, shall be final and binding as the “Closing Date Cash”, “Closing Date Debt”, “Closing Date Working Capital” and “Closing Consideration,” respectively, for purposes of this Agreement.

(iii)	The parties hereto shall make available to the Auditors (if applicable), such books, records and other information (including work papers) that the Auditors may reasonably request in order to review the Preliminary Closing Statement. The fees and expenses of the Auditors hereunder shall be paid by ListCo, on the one hand, and the Company Shareholders on the other hand, based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by or on behalf of such party.

(d) Purchase Price Adjustment Payment. Promptly (but not later than two (2) Business Days) after the final determination of the Closing Date Cash, Closing Date Debt, Closing Date Working Capital and Closing Consideration, the parties shall take the following actions, as applicable:

(i) if the Closing Consideration as finally determined exceeds the Estimated Closing Consideration, then ListCo shall pay (or cause to be paid) to the Company Shareholders, by wire transfer of immediately available funds a dollar amount equal to the amount of such excess;

(ii) if the Estimated Closing Consideration exceeds the Closing Consideration as finally determined (such amount, the “Shortfall Amount”), then Company Shareholders shall pay to ListCo, by wire transfer of immediately available funds a dollar amount equal to the Shortfall Amount to the bank account or accounts specified by Purchaser; provided, however, that, Purchaser shall first satisfy the Shortfall Amount (or any portion thereof) from the Indemnification Holdback Amount; and

(iii) if the Estimated Closing Consideration is equal to the Closing Consideration as finally determined, then no payments shall be made by the parties.

(iv) Any payments made will constitute an adjustment to the Closing Consideration for Tax purposes.

3. Definitions.

(a) The Parties agree that the following definitions are added to Article I:

(i)	“Auditors” means an independent accounting firm of regional reputation mutually acceptable to ListCo and Company Shareholders.

(ii)	“Cash and Cash Equivalents” means the aggregate amount of cash and cash equivalents (including marketable securities and short-term investments) on hand or in bank accounts, as determined in accordance with GAAP, net of any outstanding checks, wires and bank overdrafts.

(i)	“Closing Date Working Capital” means Working Capital as of 11:59pm Eastern Time on the Business Day immediately preceding the Closing Date.

(ii)	“Closing Date Working Capital Adjustment Amount” means (i) if the Closing Date Working Capital is greater than the Target Working Capital, the positive amount equal to the Closing Date Working Capital minus the Target Working Capital, (ii) if the Closing Date Working Capital is less than the Target Working Capital, the negative amount equal to Closing Date Working Capital minus the Target Working Capital, or (iii) if Closing Date Working Capital is equal to the Target Working Capital, Zero Dollars ($0).

(iii)	“Target Working Capital” means negative $858,564.00.

(iv)	“Working Capital” means (a) current assets of the Company taken as a whole, minus (b) the current liabilities of the Company taken as a whole, in each case, calculated consistently with the methodology used in the Financial Statements; provided that Working Capital will exclude any amounts specifically included in Closing Date Debt and Closing Date Cash but will include any accrued income tax liabilities of the Company during the Interim Period.

(b) The Parties agree that the following definitions are deleted from Article I: “Aggregate Fully Diluted Company Shares” and “Conversion Ratio”.

4. Taxes. Section 8.06(d) of the Agreement is amended by adding the following sentence to the end of the existing language: “Notwithstanding the foregoing, ListCo shall be responsible for any portion of the accrued Taxes pertaining to the Company’s operations prior to the Closing that were included in the Closing Date Debt or the Closing Date Working Capital Adjustment Amount.”

5. Execution. This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Letter Agreement or any counterpart provision may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf) each of which will be deemed an original.

6. Ratification of Acquisition Agreement. Except as set forth herein, the Acquisition Agreement remains unchanged and is hereby ratified and confirmed.

7. Governing Law. This Letter Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

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If the foregoing correctly sets forth our agreement, please so confirm by signing a copy of this Letter Agreement below.

Very truly yours,

BANZAI INTERNATIONAL

By:
Joseph Davy
Chief Executive Officer

Agreed and accepted as of the date first above written.

VIDELLO LIMITED

By:
Soutchay-Joshua Rattanong
Chief Executive Officer

COMPANY SHAREHOLDERS

By:
Thomas Luca Dolso

By:
Soutchay-Joshua Rattanong

By:
Lenka Rattanong

By:
Miroslav Dobes